CURRENT REPORT FOR ISSUERS SUBJECT TO THE

1934 ACT REPORTING REQUIREMENTS

FORM 8-K

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report  (Date of Earliest Event Reported): July 17, 2013

U.S. Fuel Corporation

(Exact name of registrant as specified in its charter)

Nevada		88-0433815
(State or other	0-31959
jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation)

277 White Horse Pike, Ste.200, Atco, N.J., 08004

(Address of principal executive offices (zip code))

(856) 753 - 1046

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a - 12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13d-4(c))

Section 5 Corporate Governance and Management

Item 5.02 Departure of Directors or Certain Officers

On July 15, 2013, our Board of Directors formally accepted the previously received resignations of Mr. Paul Adams and Mr. Stephen Luck, who served as our Chief Operating Officer and a member of our Board of Directors, respectively; such resignations are effective immediately.

As stated in our previous filings, although it was not consistent, Mr. Adams and Mr. Luck have worked with the Company in some capacity since 2008. As disclosed in such filings, we did maintain an agreement pursuant to which we were going to acquire the intellectual property Mr. Adams and Mr. Luck developed. However, since entering into those agreements, management does not now believe that the projects and deliverables contemplated thereby will provide the type of transactions that will result in financing for the Company within a reasonable timeframe to allow it to carry out its business goals and plans. Accordingly, although we appreciate all of the work Mr. Adams and Mr. Luck have done for the Company, we do not believe that the resignation of either will negatively impact our ability to accomplish our goals.

After multiple discussions, Mr. Luck and the Company could not agree on a path to achieve the Company's goals and Mr. Luck tendered his resignation. Other than an email stating his desire to resign as one of the Company's directors, he did not furnish us with any written correspondence concerning the circumstances surrounding his resignation. As required by Item 5.02 of Form 8-K, we provided Mr. Luck with a copy of the disclosure contained herein regarding his resignation and asked him to provide us with a letter stating whether or not he agrees with such disclosure; upon receipt of such letter from Mr. Luck, if any, we shall file it as an exhibit to an amendment to this Form 8-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. Fuel Corporation

By:	/s/ Harry S. Bagot
Name: Harry S. Bagot
Title: President & CEO

Dated: July 19, 2012